Exhibit 99.1

News Announcement

Conference Call:	Today, April 22, 2010 at 10:00 a.m. ET
Dial-in number:	212/231-2929

Webcast:

www.pngaming.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS FIRST QUARTER REVENUE OF

$592.3 MILLION, EBITDA OF $148.8 MILLION AND DILUTED EPS OF $0.34

- Establishes 2010 Second Quarter Guidance and Updates 2010 Full Year Guidance -

Wyomissing, Penn., (April 22, 2010) — Penn National Gaming, Inc. (PENN: Nasdaq) today reported first quarter operating results for the three months ended March 31, 2010, as summarized below:

Summary of First Quarter Results

	Three Months Ended March 31,
(in millions, except per share data)	2010 Actual	2010 Guidance (2)	2009 Actual
Net revenues	$592.3	$596.7	$612.2
EBITDA (1)	148.8	137.9	158.9
Less charges for stock compensation, impairment loss for replaced Lawrenceburg vessel, Empress Casino Hotel fire, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(112.6)	(113.0)	(118.2)
Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$36.2	$24.9	$40.7

Diluted earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$0.34	$0.23	$0.38

(1)          EBITDA is income (loss) from operations, excluding charges for stock compensation, impairment loss for replaced Lawrenceburg vessel, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from unconsolidated affiliates.  A reconciliation of net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per accounting principles generally accepted in the United States of America (“GAAP”) to EBITDA, as well as income (loss) from operations per GAAP to EBITDA, is included in the accompanying financial schedules.

(2)          The figures in this column present the guidance Penn National Gaming provided on February 4, 2010 for the three months ended March 31, 2010.

-more-

Review of First Quarter 2010 Results vs. Guidance and First Quarter 2009 Results

	Three Months Ended March 31,
	2010	2010 Guidance	2009
Diluted earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries (1)	$0.34	$0.23	$0.38
Tax impact of settlement of tax case related to Pocono Downs	—	0.04	—
Empress Casino Hotel fire	—	—	0.03
Gain on accelerated payment of debt related to Pocono Downs transaction	—	—	(0.01)
Adjusted diluted earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$0.34	$0.27	$0.40

(1)          The figures in the guidance column present the guidance Penn National Gaming provided on February 4, 2010 for the three months ended March 31, 2010.

Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming commented, “First quarter revenue trends continue to reflect the current macroeconomic environment as well as a greater-than-anticipated impact of weather at several of our properties.  Nevertheless, Penn National’s first quarter 2010 EBITDA exceeded guidance by $10.9 million.  First quarter 2010 property level EBITDA margins of approximately 27.8% were approximately 80 and 70 basis points below comparable periods in 2009 and 2008, respectively.  We believe that the implementation of strategies to strengthen margins in the current environment through a corporate and property level focus on effective marketing programs and spending, other cost reductions, and staffing rationalizations has eased our operating margin declines.

“We also believe there are areas for continued improvement at several Penn National facilities which will be carefully implemented to avoid impacting customer satisfaction and the competitiveness of our facilities in their respective markets.  However, it will take some time to return margins to previous levels generally, and our historically high margins will not be attainable until revenues return to prior levels.

“Consistent with our goal of building long-term value for shareholders, Penn National Gaming is focused on optimizing operating results from our existing property portfolio, including the planned addition this year of table games at our facilities in West Virginia and Pennsylvania, while advancing our development and expansion pipeline of new growth opportunities in Maryland, Kansas and Ohio.  We are aggressively deploying the Company’s strong cash flow, balance sheet and liquidity position — including cash of approximately $642.5 million at the end of the first quarter — to expand and diversify our operating base.  At the same time, we remain prudent and opportunistic in the management of our capital structure, as evidenced by the repurchase during the quarter of 225 shares, or $22.5 million face value, of our Series B Redeemable Preferred Stock at a substantial discount.

“Highlighting our focus on near- and long-term growth, four new gaming facilities in Maryland, Kansas and Ohio, and our table game expansions at Charles Town and Hollywood Casino at Penn National Race Course, are all expected to open within the next two and a half years.  These facilities will further diversify our geographic reach, expand our current base of slot machines and table games, allow the Company to build on its already robust customer database, and position Penn National to participate in gaming expansion in new jurisdictions in a manner that more than offsets the impact on our existing facilities of overall gaming industry expansion.

“Penn National has a long-term track record for generating attractive returns on development projects and completing accretive acquisitions.  Our $883 million planned share of investment in facilities in new markets is expected to deliver attractive EBITDA returns based on several factors, including a first mover advantage in Maryland, the lack of nearby gaming alternatives in our Ohio markets and our focus on matching capital spending to the size of the addressable adult population bases and gaming tax rates.  We believe that by prudently managing our property portfolio and competitive positions in current markets while simultaneously pursuing a range of new opportunities to significantly expand our operating platform and returns, Penn National can deliver significant growth as the economy and consumer spending rebounds which will in turn create new value for shareholders.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s current facility development projects:

Project/Scope	New Gaming Positions	Planned Total Budget		Penn's Share of Planned Total Budget		Amount Expended through March 31, 2010		Expected Opening Date
		(in millions)

Hollywood Casino Lawrenceburg (IN) - Amenities - Meeting space and kitchen on the vessel lower level, new steakhouse/lounge, mid-priced restaurant/bar and coffee venue on the gaming-entry level of the landside pavilion.	—	$14		$14		$6.1		Meeting Space - Completed February 2010 Steakhouse/Lounge & Bar - Opened April 2010Mid-Priced Restaurant/Bar/Coffee - 3rd Quarter 2010

Hollywood Casino Perryville (MD) - Construction has begun on the new facility with 75,000 square feet of gaming space on a 36-acre parcel of land in Perryville, MD adjacent to Interstate 95. The Hollywood-themed structure will include 1,500 video lottery terminals along with food and beverage offerings and extensive parking.	1,500	$98		$98		$35.2		4th Quarter 2010

Empress Casino Hotel (IL) - Construction of an 1,100 space parking garage, new pavilion containing restaurants and public areas, Phase II gaming vessel upgrades, VIP amenities and Phase II outdoor landscaping.	—	$81	(1)	$81	(1)	$22.7	(1)	Parking Deck - Opened February 2010Land-Based Pavilion - 4th Quarter 2010Phase II Vessel Upgrades - 1st Quarter 2011

Charles Town Entertainment Complex (WV) - The residents of Jefferson County, WV approved table games in a referendum in December 2009. Project scope and budget are being finalized, with an estimated addition of 85 table games, 27 poker tables and the addition of a steakhouse/lounge and Hollywood on the Roof entertainment lounge.	865	$40		$40		$2.7		Table Games/Poker/Entertainment Lounge - 3rd Quarter 2010Steakhouse/Lounge - 4th Quarter 2010

Hollywood Casino at Penn National Race Course (PA) - With the legalization of table games in Pennsylvania in January 2010, project scope and budgets are being finalized.Phase I includes an estimated 40 table games and 12 poker tables within the existing facility.	400	$25		$25		$0.9		Phase I - 3rd Quarter 2010

Hollywood Casino Toledo (OH) - With the passage of Issue 3 in November 2009 authorizing casinos in Toledo, Columbus, Cincinnati and Cleveland, project scope and budgets are in development for the Toledo site, with a 125,000 square foot casino with up to 3,000 slot machines, 80 table games and 20 poker tables, a 2,500 space parking garage, plus food and beverage outlets and entertainment lounge.	3,760	$300	(2)	$270	(2)	$2.7		Second Half 2012

Hollywood Casino Columbus (OH) - With the passage of Issue 3 in November 2009 authorizing casinos in Columbus, Toledo, Cincinnati and Cleveland, project scope and budgets are in development for the Columbus 180,000 square foot casino with up to 4,000 slot machines at opening, up to 100 table games and 25 poker tables, a 4,000 space parking garage, plus food and beverage outlets and entertainment lounge. Pending Ohio's May 4th primary-election ballot authorizing the movement of the casino site to the former Delphi property west of Columbus, pre-construction development is presently occurring simultaneously on both the Delphi site and the original Arena District site.

	4,950	$400	(2)	$360	(2)	$68.3		Second Half 2012

Kansas Motor Speedway (KS) - The Kansas Gaming Facility Review Board approved the 50/50 joint venture project proposed by a subsidiary of Penn National Gaming and a subsidiary of International Speedway Corp. in December 2009. Project design is currently underway with Kansas Lottery Commission approval for an 100,000 square foot casino, with a minimum of 2,300 slot machines, 61 table games and 25 poker tables, a 1,500 space parking deck, plus a variety of dining and entertainment options.	2,977	$410	(3)	$155	(3)	$14.4		1st Quarter 2012

(1)          Net of amounts received from insurance proceeds.

(2)          Issue 3 requires a total minimum initial investment of at least $250 million per facility in addition to the $50 million initial license fee.  The noncontrolling interest contribution for Toledo and Columbus is $30 million and $40 million, respectively.

(3)          The planned total budget, including land and licensing, is $410 million.

Financial Guidance

The table below sets forth current guidance targets for financial results for the 2010 second quarter and full year, based on the following assumptions:

•                  Economic conditions do not deteriorate any further;

•                  Five months of West Virginia table game results;

•                  Four months of Pennsylvania table game results;

•                  Two months of Hollywood Casino Perryville results;

•                  Includes $11.8 million of pre-opening expenses for West Virginia table games, Hollywood Casino Perryville, Pennsylvania table games, Ohio (excluding expenses attributable to non-controlling interests), and Empress Casino Hotel;

•                  Excludes expected gain from insurance proceeds related to Empress Casino Hotel fire which destroyed the casino’s land side entertainment pavilion;

•                  Depreciation and amortization charges in 2010 of $210.5 million, with $52.0 million projected to be incurred in the second quarter of 2010;

•                  Estimated non-cash stock compensation expenses of $25.5 million for 2010, with $6.5 million of the cost incurred in the second quarter of 2010;

•                  LIBOR is based on the forward curve;

•                  Blended income tax rate of 42.5% for 2010, with a 45% rate for the remainder of 2010;

•                  Excludes any impairment charge that the Company may have to record, after the May 2010 Ohio referendum, for the parcel of land on which it is not building the Columbus casino;

•                  A diluted share count of approximately 107.0 million shares; and,

•                  There will be no material changes in applicable legislation or regulation, world events, weather, economic conditions, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending June 30,		Full Year Ending December 31,
(in millions, except per share data)	2010 Guidance	2009 Actual	2010 Revised Guidance	2010 Prior Guidance (2)	2009 Actual
Net revenues	$588.3	$580.8	$2,406.4	$2,433.2	$2,369.3
EBITDA (1)	141.5	141.7	578.4	563.0	565.8
Less charges for stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt, and other expenses	(114.3)	(113.2)	(457.4)	(455.3)	(833.2)
Less: Net loss attributable to noncontrolling interests	—	—	—	—	(2.5)
Net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$27.2	$28.5	$121.0	$107.7	$(264.9)

Diluted earnings (loss) per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$0.26	$0.27	$1.13	$1.00	$(3.39)

(1)          EBITDA is income (loss) from operations, excluding charges for stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from unconsolidated affiliates.

(2)          These figures present the guidance Penn National Gaming provided on February 4, 2010 for the full year ending December 31, 2010.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information — Operations

(in thousands) (unaudited)

	NET REVENUES		EBITDA (1)
	Three Months Ended March 31,		Three Months Ended March 31,
	2010	2009	2010	2009
Charles Town Entertainment Complex	$103,215	$117,904	$28,345	$33,858
Hollywood Casino Lawrenceburg	111,046	101,501	33,832	30,861
Hollywood Casino at Penn National Race Course	75,610	72,955	15,334	13,194
Hollywood Casino Aurora	43,989	48,754	12,821	15,280
Empress Casino Hotel (2)	36,044	32,869	8,554	7,338
Argosy Casino Riverside	48,719	50,295	17,481	17,396
Hollywood Casino Baton Rouge	30,549	35,089	11,763	14,809
Argosy Casino Alton	18,618	20,599	4,207	4,878
Hollywood Casino Tunica	22,362	24,410	6,634	6,461
Hollywood Casino Bay St. Louis	21,330	25,989	4,045	6,133
Argosy Casino Sioux City	14,674	13,917	5,500	4,995
Boomtown Biloxi	18,207	19,943	5,215	6,749
Hollywood Slots Hotel and Raceway	16,225	14,365	2,990	2,216
Bullwhackers	4,883	4,852	(368)	154
Black Gold Casino at Zia Park	20,626	22,346	7,107	8,379
Casino Rama management service contract	3,194	3,033	2,809	2,734
Raceway Park	1,311	1,489	(139)	(170)
Sanford-Orlando Kennel Club	1,721	1,916	194	289
Unconsolidated affiliates	—	—	(1,412)	(303)
Corporate overhead	—	—	(16,150)	(16,392)
Total	$592,323	$612,226	$148,762	$158,859

(1)          EBITDA is income (loss) from operations, excluding charges for stock compensation, impairment loss for replaced Lawrenceburg vessel, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from unconsolidated affiliates.  A reconciliation of net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP to EBITDA, as well as income (loss) from operations per GAAP to EBITDA, is included in the accompanying financial schedules.

(2)          Empress Casino Hotel was closed from March 20, 2009 until June 25, 2009 due to a fire.

Reconciliation of EBITDA to Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended
	March 31,
	2010	2009
EBITDA	$148,762	$158,859
Loss from unconsolidated affiliates	1,412	303
Depreciation and amortization	(51,180)	(44,430)
Charge for stock compensation	(6,384)	(8,485)
Impairment loss for replaced Lawrenceburg vessel	(136)	—
Empress Casino Hotel fire	(59)	(5,400)
Loss on disposal of assets	(64)	(12)
Income from operations	$92,351	$100,835
Interest expense	(34,292)	(31,238)
Interest income	730	3,091
Loss from unconsolidated affiliates	(1,412)	(303)
Other	(1,321)	2,092
Taxes on income	(19,901)	(33,816)
Net income including noncontrolling interests	36,155	40,661
Less: Net loss attributable to noncontrolling interests	(9)	—
Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$36,164	$40,661

Reconciliation of Income from Operations (GAAP) to EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Three Months Ended March 31, 2010

	Income (loss) from operations	Charge for stock compensation	Impairment loss for replaced Lawrenceburg vessel	Empress Casino Hotel Fire	Depreciation and amortization	Loss (gain) on disposal of assets	Loss from unconsolidated affiliates	EBITDA
Charles Town Entertainment Complex	$22,081	$—	$—	$—	$6,264	$—	$—	$28,345
Hollywood Casino Lawrenceburg	24,286	—	136	—	9,410	—	—	33,832
Hollywood Casino at Penn National Race Course	6,816	—	—	—	8,441	77	—	15,334
Hollywood Casino Aurora	10,999	—	—	—	1,822	—	—	12,821
Empress Casino Hotel	6,021	—	—	59	2,474	—	—	8,554
Argosy Casino Riverside	14,340	—	—	—	3,144	(3)	—	17,481
Hollywood Casino Baton Rouge	9,491	—	—	—	2,272	—	—	11,763
Argosy Casino Alton	2,786	—	—	—	1,421	—	—	4,207
Hollywood Casino Tunica	4,979	—	—	—	1,644	11	—	6,634
Hollywood Casino Bay St. Louis	482	—	—	—	3,563	—	—	4,045
Argosy Casino Sioux City	4,425	—	—	—	1,075	—	—	5,500
Boomtown Biloxi	2,188	—	—	—	3,048	(21)	—	5,215
Hollywood Slots Hotel and Raceway	(407)	—	—	—	3,397	—	—	2,990
Bullwhackers	(600)	—	—	—	232	—	—	(368)
Black Gold Casino at Zia Park	6,034	—	—	—	1,073	—	—	7,107
Casino Rama management service contract	2,809	—	—	—	—	—	—	2,809
Raceway Park	(238)	—	—	—	99	—	—	(139)
Sanford-Orlando Kennel Club	67	—	—	—	127	—	—	194
Unconsolidated affiliates	—	—	—	—	—	—	(1,412)	(1,412)
Corporate overhead	(24,208)	6,384	—	—	1,674	—	—	(16,150)
Total	$92,351	$6,384	$136	$59	$51,180	$64	$(1,412)	$148,762

Three Months Ended March 31, 2009

	Income (loss) from operations	Charge for stock compensation	Empress Casino Hotel Fire	Depreciation and amortization	(Gain) loss on disposal of assets	Loss from unconsolidated affiliates	EBITDA
Charles Town Entertainment Complex	$27,821	$—	$—	$6,038	$(1)	$—	$33,858
Hollywood Casino Lawrenceburg	26,448	—	—	4,407	6	—	30,861
Hollywood Casino at Penn National Race Course	6,626	—	—	6,566	2	—	13,194
Hollywood Casino Aurora	13,448	—	—	1,832	—	—	15,280
Empress Casino Hotel (1)	(858)	—	5,400	2,805	(9)	—	7,338
Argosy Casino Riverside	14,526	—	—	2,864	6	—	17,396
Hollywood Casino Baton Rouge	12,508	—	—	2,293	8	—	14,809
Argosy Casino Alton	3,567	—	—	1,495	(184)	—	4,878
Hollywood Casino Tunica	4,676	—	—	1,731	54	—	6,461
Hollywood Casino Bay St. Louis	2,581	—	—	3,523	29	—	6,133
Argosy Casino Sioux City	3,879	—	—	1,116	—	—	4,995
Boomtown Biloxi	3,851	—	—	2,893	5	—	6,749
Hollywood Slots Hotel and Raceway	(853)	—	—	3,067	2	—	2,216
Bullwhackers	(468)	—	—	610	12	—	154
Black Gold Casino at Zia Park	7,117	—	—	1,262	—	—	8,379
Casino Rama management service contract	2,734	—	—	—	—	—	2,734
Raceway Park	(266)	—	—	96	—	—	(170)
Sanford-Orlando Kennel Club	156	—	—	133	—	—	289
Unconsolidated affiliates	—	—	—	—	—	(303)	(303)
Corporate overhead	(26,658)	8,485	—	1,699	82	—	(16,392)
Total	$100,835	$8,485	$5,400	$44,430	$12	$(303)	$158,859

(1)          Empress Casino Hotel was closed from March 20, 2009 until June 25, 2009 due to a fire.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Income
(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2010	2009

Revenues
Gaming	$543,373	$559,903
Management service fee	3,194	3,033
Food, beverage and other	80,432	84,622
Gross revenues	626,999	647,558
Less promotional allowances	(34,676)	(35,332)
Net revenues	592,323	612,226

Operating expenses
Gaming	290,861	297,562
Food, beverage and other	63,220	64,529
General and administrative	94,516	99,470
Impairment loss for replaced Lawrenceburg vessel	136	—
Empress Casino Hotel fire	59	5,400
Depreciation and amortization	51,180	44,430
Total operating expenses	499,972	511,391
Income from operations	92,351	100,835

Other income (expenses)
Interest expense	(34,292)	(31,238)
Interest income	730	3,091
Loss from unconsolidated affiliates	(1,412)	(303)
Other	(1,321)	2,092
Total other expenses	(36,295)	(26,358)

Income from operations before income taxes	56,056	74,477
Taxes on income	19,901	33,816
Net income including noncontrolling interests	36,155	40,661
Less: Net loss attributable to noncontrolling interests	(9)	—
Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$36,164	$40,661

Earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries:
Basic earnings per common share	$0.37	$0.42
Diluted earnings per common share	$0.34	$0.38

Weighted-average common shares outstanding:
Basic	78,563	77,813
Diluted	107,037	106,534

Diluted Share Count Methodology

Reflecting the issuance of 12,500 shares on October 30, 2008 of the $1.25 billion, zero coupon, Series B Redeemable Preferred Stock and the repurchase of 225 shares in the first quarter of 2010, Penn National Gaming is required to adjust its diluted weighted average outstanding share count for the purposes of calculating diluted earnings per share as follows:

•                  When the price of Penn National Gaming’s common stock is less than $45, the diluted weighted average outstanding share count is increased by 27,277,778 shares (regardless of how much the stock price is below $45);

•                  When the price of Penn National Gaming’s common stock is between $45 and $67, the diluted weighted average outstanding share count will be increased by an amount which can be calculated by dividing the $1.23 billion (face value) by the current price per share. This will result in an increase in the diluted weighted average outstanding share count of between 18,320,896 shares and 27,277,778 shares depending on the current share price; and,

•                  When the price of Penn National Gaming’s common stock is above $67, the diluted weighted average outstanding share count will be increased by 18,320,896 shares (regardless of how much the stock price exceeds $67).

Reconciliation of Non-GAAP Measures to GAAP

EBITDA, or earnings before interest, taxes, charges for stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, gain or loss on disposal of assets, and other expenses, and inclusive of loss from unconsolidated affiliates, is not a measure of performance or liquidity calculated in accordance with GAAP.  EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry.  In addition, management uses EBITDA as the primary measure of the operating performance of its properties, including the evaluation of operating personnel.  EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  It should also be noted that other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.  EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP.  A reconciliation of the Company’s EBITDA to net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP, as well as the Company’s EBITDA to income (loss) from operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each property’s EBITDA to income (loss) from operations is included in the financial schedules herein.  On a property level, EBITDA is reconciled to income (loss) from operations per GAAP, rather than net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s various properties on a property-by-property basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s individual properties and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2929; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com; allow 15 minutes to register and download and install any necessary software.

Following its completion, a replay of the call can be accessed until May 22, 2010 by dialing 800/633-8284 or 402/977-9140 (international callers).  The access code for the replay is 21466145. A replay of the call can also be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “News” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns and operates gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National Gaming’s operated facilities feature over 26,300 gaming machines, approximately 400 table games, over 2,000 hotel rooms and over 959,000 square feet of gaming floor space.

In the second half of 2010, the Company plans to add table games to its facilities in West Virginia and Pennsylvania, and expects to open the first video lottery terminal facility in the state of Maryland in Cecil County.  Through a joint venture, Penn National is developing a full casino at Kansas Speedway in Kansas City, which is anticipated to open in early 2012, and is also developing casinos in Toledo and Columbus, Ohio, with openings targeted for the second half of 2012.  The Company recently announced its planned acquisition of Beulah Park in Ohio in a transaction expected to close in the second quarter of 2010.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses;   the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in the jurisdictions in which we do business (such as a smoking ban at any of our facilities) or in jurisdictions where we seek to do business; the activities of our competitors and the emergence of new competitors; increases in the effective rate of taxation at any of our properties or at the corporate level; delays or changes to, or cancellations of, planned capital projects at our gaming and pari-mutuel facilities or an inability to achieve the expected returns from such projects; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; the ability to recover proceeds on significant insurance claims; our ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from such opportunities; the availability and cost of financing; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the outcome of pending legal proceedings; the effects of local and national economic, credit, capital market, housing, energy conditions on the economy in general and on the gaming and lodging industries in particular; changes in accounting standards; third-party relations and approvals; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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